As filed with the Securities and Exchange Commission on August 26,
1998.
                                        Registration No. 33-42218

               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549
                    ------------------------
           POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-3
                     Registration Statement
                            Under the
                     Securities Act of 1933
                    ------------------------

                  AMERICAN STATES WATER COMPANY
     (Exact name of Registrant as specified in its Charter)


       California                                 95-4676679
(State or other jurisdiction of             (I.R.S.  Employer
incorporation or organization)             Identification Number)


                   630 East Foothill Boulevard
                   San Dimas, California 91773
                         (909) 394-3600
       (Address, including zip code, and telephone number,
including area code, of registrants' principal executive offices)

                   --------------------------

                      McClellan Harris III
                   630 East Foothill Boulevard
                   San Dimas, California 91773
                         (909) 394-3600
    (Name, address, including zip code, and telephone number, including area code, of agent for service)


      If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [X]

          If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

          If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                       --------------------------

American States Water Company ("Registrant") is the successor issuer of Southern California Water Company ("SCW") pursuant to the Agreement of Merger referenced as Exhibit 2 hereto, and, pursuant to Rule 414(d) under the Securities Act of 1933, hereby expressly adopts SCW's Registration Statement on Form S-3 (No. 33-42218) as Registrant's own registration statement for all purposes of the Securities Act of 1933 and the Securities Exchange Act of 1934.

PROSPECTUS SUPPLEMENT

                  AMERICAN STATES WATER COMPANY
                    DIVIDEND REINVESTMENT AND
                   COMMON SHARE PURCHASE PLAN

                    ------------------------
          This Prospectus Supplement amends the Prospectus, dated February 8, 1993, and should be read in conjunction with that
document.   Additional copies of that document are available from
the office of the Corporate Secretary, American States Water Company, 630 East Foothill Boulevard, San Dimas, California 91773, (909) 394-3600.

          Effective July 1, 1998, pursuant to the Agreement and Plan of Merger between Southern California Water Company ("SCW"), SCW Acquisition Corp. ("MergeCo") and American States Water Company ("Registrant"), the outstanding Common Shares ($2.50 per share par value) of SCW were exchanged automatically on a share-for-share basis for the Common Shares (no par value per share) of Registrant. Registrant assumed the Dividend Reinvestment and Common Share Purchase Plan and the plan was amended to provide for Registrant Common Shares instead of SCW Common Shares. Registrant's Common Shares are listed on the New York Stock Exchange ("NYSE"). Plan participants as of July 1, 1998 need take no action to continue their participation in the Plan.

          Under the Plan, the price of Common Shares purchased from the Company will be determined by calculating the average of the daily high and low sales prices of the Company's Common Shares as reported in the Western Edition of the Wall Street Journal for the period of the last three days on which the stock was traded immediately preceding the dividend payment date or, if not so reported, by calculating the average of the closing sales
prices as reported by the NYSE.   The price per share to
Participants of shares purchased on the open market will be the weighted average price (including brokerage fees and commissions) of the shares acquired by the Agent.

          First Interstate Bank of California has been replaced as Agent for the Plan by ChaseMellon Shareholder Sevices, L.L.C.. All references to First Interstate Bank of California in the Prospectus dated February 8, 1993 (Questions 3, 5, 12 and 24) should be replaced with ChaseMellon Shareholder Services LLC.

          All notices, inquiries and requests concerning the Plan should be directed to:

          ChaseMellon Shareholder Services L.L.C.
          Overpeck Centre
          85 Challenger Road
          Ridgefield Park, NJ 07660
          Telephone: 1-800-522-6645.

          The date of this prospectus is August 13, 1998.

                       ---------------------------

PROSPECTUS DATED FEBRUARY 8, 1993

          The Dividend Reinvestment and Common Share Purchase Plan (the "Plan") of Southern California Water Company (the "Company") provides an economical and convenient method for its Common Shareholders to purchase additional Common Shares of the
Company.   Any holder of record of Common Shares may participate
in the Plan.

          Shares will be purchased under the Plan directly from the Company unless it directs the Plan agent, First Interstate
Bank of California (the "Agent") to purchase shares on the open market.

          Participants in the Plan may:

          - have cash dividends on all or some of their shares automatically reinvested, at the price as described below, in Common Shares of the Company;
               or

          - have cash dividends on all or some of their shares automatically reinvested and also invest by making optional cash payments of not less than $50 and not more than $12,000 during any calendar year, at the price as described below, in Common Shares of the Company.

          Shareholders should consult their own tax advisors regarding the tax consequences of participation in the Plan.

          Under the Plan, the price of Common Shares purchased from the Company will be determined by calculating the average of the daily high and low sales prices of the Company's Common Shares as reported in the Western Edition of the Wall Street Journal for the period of the last three days on which the stock was traded immediately preceding the dividend payment date or, if not so reported, by calculating the average of the closing sales
prices as reported by NASDAQ.   The price per share to
Participants of shares purchased on the open market will be the weighted average price (including brokerage fees and commissions) of the shares acquired by the Agent.

          Both cash dividends and optional cash payments will be invested quarterly, normally on each dividend payment date.

          Shareholders who do not participate in the Plan or who
do not reinvest all of their cash dividends will receive cash
dividends, as declared, in the usual manner.   This Prospectus
should be retained for future reference.

                 -----------------------------

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED
BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
  OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A
                        CRIMINAL OFFENSE.

                -----------------------------

                      AVAILABLE INFORMATION

          The Company is subject to the informational
requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files reports and other information with the Securities and Exchange Commission ("SEC").
Information as of particular dates, concerning the Company's directors and officers, their remuneration and holdings of the Company's securities, the principal holders of the Company's securities, and any material interest of such persons in transactions with the Company is disclosed in proxy statements distributed to shareholders of the Company and filed with the
SEC.   Such reports, proxy statements and other information can
be inspected and copied at the public reference facilities of the SEC at 450 Fifth Street, N.W., Washington, D.C.; 75 Park Place, New York, New York; and Kluczynski Federal Building, 230 South
Dearborn Street, Chicago, Illinois.   Copies of such material can
be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

          This Prospectus omits certain additional information contained in the Registration Statement (Form S-3) filed with the SEC under the Securities Act of 1933, as amended, to which reference is hereby made.

          INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

          The Company hereby incorporates herein by reference, and at any time hereafter prior to the termination of the offering made by this Prospectus the Company shall be deemed to have incorporated herein by reference, the description of the Company's Common Shares in its registration statement filed under
Section 12 of the Securities Exchange Act of 1934, including any amendment or reports filed for the purpose of updating such description, its Annual Report on Form 10-K for the year ended December 31, 1991, its Quarterly Reports on Form 10-K for the year ended March 31, 1992, June 30, 1992 and September 30, 1992, its Proxy Statement dated March 20, 1992 for its 1992 Annual Meeting of Shareholders and all other documents filed by it pursuant to Section 13, 14 or 15(d) of the Securities Exchange Act of 1934, subsequent to the date of this Prospectus and prior to the termination of this offering, and all such documents shall be deemed to be a part hereof (provided, however, that the documents listed above or subsequently filed by the Company pursuant to Section 13 or 14 of the Securities Exchange Act of 1934 prior to the filing of the Company's Annual Report on Form 10-K for the then current fiscal year with the SEC shall not be incorporated by reference in this Prospectus or be a part hereof from and after such filing of such Annual Report on Form 10-K).

          The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference,
other than exhibits to such documents.   Requests should be
directed to Office of the Corporate Secretary, Southern California Water Company, 630 East Foothill Boulevard, San Dimas, California 91773, telephone number (909) 394-3600.

                          THE COMPANY

          Southern California Water Company is a public utility
regulated by the California Public Utilities Commission.   The
Company is engaged in the purchase, distribution and sale of water in a number of areas in California and in the purchase, distribution and sale of electric power in one area of
California.   As of September 30, 1992, approximately 94% of the
Company's assets related to its water business, with electric assets accounting for the balance.

          The Company was incorporated in California in 1929.
Its executive offices are located at 630 East Foothill Boulevard, San Dimas, California 91773, and its telephone number is
(909) 394-3600.

                     DESCRIPTION OF THE PLAN

          The following is a question and answer statement of the provisions of the Dividend Reinvestment and Common Share Purchase
Plan.   The Plan was adopted by the Company's Board of Directors
on October 29, 1981 and was subsequently amended by the Board of
Directors on July 27, 1991.   The Plan, as amended, is effective
for cash dividends paid and optional cash payments received on or after February 8, 1993.

PURPOSE

1.   What is the purpose of the Plan?

          The Plan provides holders of record of the Company's Common Shares who elect to participate ("Participants") with a convenient method of investing cash dividends and making optional cash payments toward the purchase of additional Common Shares.

ADVANTAGES

2.   What are the advantages of the Plan?

          The Plan offers Participants the following advantages:

          (a) Participants receive dividends on all or part of their Common Shares in the form of additional shares of the Company;

          (b) Participants in the Plan may also invest in additional shares of the Company by making optional cash purchases from a minimum of $50 each to a maximum of $12,000 per calendar year;

          (c) Periodic statements regarding investments in the Plan provide Participants with simplified recordkeeping; and

          (d) Participants may avoid the cumbersome safekeeping of certificates or shares received under the Plan.

          For the price of shares purchased under the Plan, see
Question 15.   No shares will be purchased from either the
Company or on the open market under the Plan at less than their
par value, currently $5.00 per share.   In the event the open
market price is less than $5.00 per share, all optional cash payments received by the Agent will be returned without interest to the Participant within thirty (30) days.

          Full investment of funds is possible under the Plan because the Plan permits fractions of shares, as well as full
shares, to be credited to Participants' accounts.   In addition,
cash dividends applicable to such fractions of shares, as well as full shares, will be credited to Participants' accounts.

ADMINISTRATION

3.   Who administers the Plan for Participants?

          First Interstate Bank of California (the "Agent") administers the Plan for Participants. The Agent will establish Plan accounts for Participants to which shares issued under the Plan will be credited. The Agent will also provide Participants with statements informing them, approximately 15 days after each dividend payment date, of the status of their Plan accounts. In addition, the Agent will perform other duties relating to the Plan.

          All notices, inquiries and requests concerning the Plan should be directed to:

          First Interstate Bank of California
          Dividend Reinvestment Service
          Box 60975
          Los Angeles, California 90060

PARTICIPATION

4.   Who is eligible to participate?

          All holders of record of the Company's Common Shares are eligible to participate in the Plan. Those holders of record are below called Eligible Shareholders. If the Common Shares of a shareholder are registered in a name other than that of the shareholder (e.g., in the name of a broker or bank nominee), the shareholder who wants to participate in the Plan must become a shareholder of record by having a portion or all of his or her shares transferred to the shareholders' own name.

          Eligible Shareholders must participate in the Plan through reinvestment of dividends in order to purchase additional
Common Shares by making optional cash payments.

5.   How does an Eligible Shareholder participate?

          Eligible Shareholders may join the Plan at any time by checking the appropriate box on the Authorization Form and signing and returning it to the Agent. A postage-paid, pre-addressed envelope is provided for this purpose. An Authorization Form may be obtained by written request to First Interstate Bank of California, Dividend Reinvestment Service, Box 60975, Los Angeles, California 90060, or by calling the Agent at
(800) 522-6645. Authorization Forms are also available from the Company. Where the Common Shares are registered in more than one name (e.g. joint tenants, trustees, etc.) all registered holders must sign.

6.   When may a shareholder join the Plan?

          Eligible Shareholders may join the Plan at any time. The shareholder's Authorization Form must be received by the Agent on or before the record date in order to begin the reinvestment of cash dividends on the related dividend payment date. If the Authorization Form is received after the record date, reinvestment of cash dividends will not be effective for the related dividend payment date and will become effective for the following Common Share dividend payment date.

7.   What does the Authorization Form provide?

          The Authorization Form allows Eligible Shareholders to decide the extent to which they want to participate in the Plan. By checking the appropriate box on the Authorization Form, a shareholder may indicate whether cash dividends paid on all or only some of the Common Shares held in the Plan are to be reinvested. In addition, the Authorization Form allows participation in the Plan by making optional cash payments within the limits described in Question 12.

          If "Full Dividend Reinvestment" is elected, the
Authorization Card directs the Agent to apply all the cash dividends on all the shares then and subsequently owned by a Participant, together with any optional cash payments, toward the purchase of additional Common Shares.

          If "Partial Dividend Reinvestment" is elected, the Agent will apply all the cash dividends on only the number of shares that are specified on the Authorization Card, together with any optional cash payments, toward the purchase of additional Common Shares.

          If a signed Authorization Form is returned to the Agent without one of the boxes checked, the Eligible Shareholder will be enrolled under the "Full Dividend Reinvestment" option. If a signed Authorization Form is returned to the Agent with the "Partial Dividend Reinvestment" box checked but without the number of shares designated, the form will be returned to the shareholder for completion. The Participant must have checked either the "Full Dividend Reinvestment" option or the "Partial Dividend Reinvestment" option in order to submit an optional cash payment.

8. When must the Authorization Form be received by the Agent to begin reinvesting dividends?

          To initiate or adjust an Eligible Shareholder's participation in the Plan for reinvestment of a particular dividend, the Agent must receive the shareholders original or amended Authorization Form on or before the record date for that dividend. The record dates for dividends on Common Shares of the Company, as and when declared, are normally on or about the 12th day of February, May, August and November. Such dividends are normally payable on the 1st day of March, June, September and December. If the original or amended Authorization Form is received after the record date for a dividend payment, the dividend will be paid in cash or as elected in any previous Authorization Form, and the shareholders participation in the Plan will commence or be adjusted with the dividend, as and when declared, for the following quarter.

9.   How may a Participant change options under the Plan?

          Participants may increase or decrease the number of shares which they elect to reinvest in additional Common Shares of the Company by completing a new Authorization Form and returning it to the Agent. Any Authorization Form directing the Agent to change an option must be received by the Agent on or before the record date in order to be effective on the related dividend payment date. Authorization Forms received after the record date will be effective for the next dividend payment date.

OPTIONAL CASH PAYMENTS

10.  How do optional cash payments work?

          Optional cash payments received from a Participant on or prior to the tenth business day preceding a quarterly Common Share dividend payment date will be applied by the Agent to the purchase of additional Common Shares. The price of the Common Shares purchased with optional cash payments will differ depending upon whether purchases are made from the Company or on the open market (see Question 15). Optional cash payments received after the tenth business day preceding a Common Share dividend payment date will be held until the next dividend payment date. No interest will be paid by the Company or the Agent on optional cash payments held for the purchase of shares.

11.  Can a Participant purchase a specific number of Common
Shares?

          No. The price of Common Shares purchased under the Plan cannot be determined until the shares are actually purchased; therefore, Participants are not permitted to specify the number of shares to be purchased for their Plan accounts. To the extent an Optional Cash Payment will not purchase a whole share, it will be used to purchase a fraction of a share.

12.  How may optional cash payments be made?

          An optional cash payment may be made by a Participant when enrolling in the Plan by enclosing a check or money order with the Authorization Form. Thereafter, optional cash payments may be made quarterly through the use of cash payment forms, attached to statements of account, sent by the Agent to Participants. The same amount of money need not be sent each quarter, and there is no obligation to make an optional cash payment for each or any quarterly Common Share dividend payment date. Optional cash payments will be accepted at any time before the Common Share dividend payment date but must be received no later than ten business days before such date.

          Participants should be aware that neither the Company nor the Agent will pay interest on any funds received for investment and should time the mailing of their optional cash payments, if any, accordingly.

          The minimum optional cash payment is $50 per payment. Total optional cash payment may not exceed $12,000 per year. The amount of the payments in excess of $12,000 will be returned to the Participant without interest. Optional cash payments will be refunded if a written request for refund is received by the Agent at least forty-eight hours prior to application of such payments to the purchase of shares. Funds submitted for investment must be by check or money order, in United States currency, and must be funds available for immediate deposit. Checks drawn against non-U.S. banks must have "U.S. Currency" imprinted on the check. Funds not meeting these requirements will be returned.

          Optional cash payments must be made payable to First Interstate Bank of California, Dividend Reinvestment Service, Box 60975, Los Angeles, California 90060. The Participant's check or money order should reference "Southern California Water Co.
DRP." OPTIONAL CASH PAYMENTS FORWARDED TO ANY OTHER ADDRESS DO NOT CONSTITUTE A VALID DELIVERY.

COSTS

13. Are there any expenses to Participants in connection with purchases under the Plan?

          The costs of administration of the Plan are to be paid by the Company. Brokerage commissions and any other brokerage fees for shares purchased on the open market will be included in the weighted average purchase price.

PURCHASES

14.  What is the source of shares purchased under the Plan?

          Shares purchased from the Company under the Plan will come from authorized but unissued Common Shares of the Company. The Company reserves the right, however, to instruct the Agent before the applicable Common Share dividend payment date to purchase shares for Participants on the open market. The decision to purchase shares on the open market will take into account the Company's need for common equity and general market conditions. In the event that the Company instructs the Agent to purchase shares for Participants on the open market, the Agent will invest the cash dividends and/or optional cash payments by purchasing the Company's Common Shares on the open market on or as soon as possible after the applicable dividend payment date, but not more than 5 days after such date (except where necessary to comply with federal securities laws) and on such terms as to price, delivery and otherwise as the Agent, in its sole discretion, shall determine.

15. What will be the price of the shares of Common Share purchased under the Plan?

          (a) Newly issued shares purchased from the Company.

          The number of shares issued in lieu of a cash dividend is based on a price determined by calculating the average of the daily high and low sales prices of the Company's Common Shares as reported in the Western Edition of The Wall Street Journal for the period of the last three days on which the stock was traded immediately preceding the dividend payment date. If such daily high and low sales prices are not so reported, the average of the closing sales prices for the period of the last three days on which the stock was traded immediately preceding the dividend payment date as reported by NASDAQ will be used to determine the price paid.

          (b) Shares purchased on the open market.

          In the event the Company directs the Agent to purchase shares on the open market rather than from the Company, the purchase price will be based on the weighted average cost of all the shares, including brokerage fees and commissions, purchased by the Agent on the open market.

          No Participant shall have any right to direct the manner, time or price at which Common Stock may be purchased.

16.  How many Common Shares will be purchased for Participants?

          The number of shares to be purchased depends on the amount of the Participant's reinvested cash dividends, optional cash payments, or both, and on the price of the Common Shares. Each Participant's account will be credited with a number of shares, including fractions computed to three decimal places, equal to the total amount invested divided by the purchase price.

17.  When will purchases of Common Shares be made?

          Shares purchased from the Company will normally be issued as of the Common Share dividend payment date. Cash dividends on Common Shares are normally payable on the first day of March, June, September and December. However, when shares are purchased on the open market, share purchases will be as of the date on which the Agent has purchased sufficient shares for all Participants. No interest will be paid by the Company or the Agent on cash dividends or optional cash payments held for purchase of shares.

18. When will additional Common Shares of the Company acquired under the Plan be credited to a Participant's account?

          The additional Common Shares of the Company acquired in lieu of cash dividends as well as Common Shares purchased through optional cash payments will be automatically credited to a Participant's account maintained by the Agent as of the same date as payment of the cash dividend to non-participating shareholders.

REPORTS TO PARTICIPANTS

19. What kind of reports will be sent to Participants in the Plan?

          Each Participant will receive a statement of account as soon as practicable following each purchase of shares. These statements are a Participant's continuing and permanent record of the cost of purchases and should be retained for income tax purposes. In addition, each Participant will receive copies of all communications sent to all holders of the Company's Common Shares, including the Company's interim and annual reports to shareholders, the notice of annual meeting and proxy statement, and any reports of taxable income required by the Internal Revenue Service.

          The statement will indicate the number of shares purchased, the price per share paid and will include any applicable tax information pertaining to the Participant's account. Participants should be aware that it is important to retain all statements received as there could be a fee incurred when requesting the Agent to supply past history.

DIVIDENDS

20. Will Participants be credited with cash dividends on shares held in their accounts under the Plan?

          Yes. The Company pays cash dividends, as and when declared, to the record holders of all outstanding shares of its stock. As the record holder for Participants, the Agent will receive cash dividends for all shares credited to Participants' accounts on the Common Share dividend payment date. It will credit such cash dividends to three decimal places to Participants on the basis of full and fractional shares held in their accounts.

CERTIFICATES FOR SHARES

21. Will certificates be issued for Common Shares purchased by Participants?

          Certificates for Common Shares purchased under the Plan will not be issued to Participants. Common Shares purchased for Participants in the Plan will be registered in the nominee name of the Agent, and credit for shares purchased will be shown on each Participant's statement of account. This additional service protects against loss, theft or destruction of stock certificates.

          Certificates for any number of whole shares credited to a Participant's account under the Plan will be issued upon written request to the Agent from the Participant. A Participant need not withdraw all his or her shares (see Question 23 regarding withdrawal). Any remaining full shares and fractions of shares will continue to be credited to the Participant's account. Certificates for fractions of shares will not be issued under any circumstances. Shares credited to the account of a Participant under the Plan may not be pledged. A Participant who wishes to pledge such shares must request that certificates for such shares be issued in his or her name.

22.  In whose name will certificates be registered when issued?

          Each account under the Plan will be maintained in the name in which share certificates of the Participants were registered at the time the Participants entered the Plan. Certificates for whole Common Shares will be so registered when issued, except in instances such as death. Upon written request, certificates also can be registered and issued in names other than the account names subject to compliance with any applicable laws and the payment by the Participant of any applicable taxes, provided that the request bears the signature of the Participant and the signature is guaranteed by an eligible guarantor institution (e.g. Banks, Stockbrokers, Savings and Loan Associations and Credit Unions with membership in an approved Signature Guarantee Medallion Program) pursuant to SEC Rule 17 Ad-15.

WITHDRAWAL FROM THE PLAN

23.  May a Participant withdraw from the Plan?

          Yes. The Plan is entirely voluntary and a Participant may withdraw from the Plan at any time.

          A Participant may cancel participation in the Plan by giving written notice of withdrawal from the Plan to the Agent on or before the record date for any dividend on Common Shares. After termination, cash dividends will be paid to the Participant. If a notice of withdrawal is received by the Agent after the record date, it will be processed as promptly as possible following the related dividend payment date. Optional cash payments which have not been invested will be refunded if a written request for refund or withdrawal from the Plan is received by the Agent at least forty-eight hours prior to the application of such payments to the purchase of shares.

24.  How does a Participant withdraw from the Plan?

          Participants may withdraw from the Plan by giving written notice to the Agent. A withdrawal/termination notice may be found on the reverse side of the dividend reinvestment plan statement of account for this purpose. This notice should be addressed to First Interstate Bank of California, Dividend Reinvestment Service, Box 60975, Los Angeles, California 90060. Upon withdrawal from the Plan, a Participant will receive a certificate for whole shares held under the Plan and a cash payment will be made for any fraction of a share and for any optional cash payments which have not been invested.

25. What happens to a fraction of a share when a Participant withdraws from the Plan?

          When a Participant withdraws from the Plan, the Company will purchase for cash any fraction of a share credited to the Participant's account. The cash payment will be mailed directly to the Participant and will be based on a price determined in the manner described in the answer to Question 15. The Internal Revenue Code of 1986, as amended, generally provides for backup withholding of 31% of the amount of any fractional share paid to a shareholder (other than corporations and certain other exempt recipients) who fail to certify under penalty of perjury the shareholder's taxpayer identification number and certain other information.

TERMINATION OF INDIVIDUAL PARTICIPATION

26. May the Company terminate a Participant's individual participation in the Plan?

          Participation in the Plan is automatically terminated when a Participant sells or transfers all of the Common Shares registered in the Participant's name. However, any shares credited on the Participant's Plan account will continue to participate in the Plan until the Participant withdraws such shares from the Plan and receives certificates therefor.

          Participation will also be terminated upon receipt by the Bank of the notice of the death of a Participant.

          The Company may, in its discretion, terminate a Participant's further participation in the Plan if a Participant's Plan account contains less than five full shares for more than six months and the Participant is not reinvesting the dividends on any shares registered in the Participant's name.

27.  May a shareholder rejoin the Plan?

          Generally, an Eligible Shareholder may again become a Participant at any time. However, the Company reserves the right to reject any Authorization Form from a previous Participant on the grounds of excessive joining and termination. Such reservation is intended to minimize unnecessary administrative expense and to encourage use of the Plan as a long-term shareholder investment service.

RIGHTS

28.  What happens if the Company has a rights offering?

          In the event the Company makes a rights offering of any of its securities to the holders of Common Shares, the Agent will receive the rights attributable to all of the Common Shares held in the Plan. The Agent will promptly sell the rights on the open market, credit each Participant's Plan account with the net proceeds in proportion to the full and fractional shares held therein on the record date for such rights, and apply the proceeds to the purchase of additional shares. Participants wishing to exercise stock purchase rights on their Plan shares must request, prior to the record date for receiving any such rights, that the Agent forward a certificate for full shares as provided in the answer to Question 21.

          Rights on shares held directly by Participants will be mailed directly to them in the same manner as to shareholders not participating in the Plan.

STOCK SPLITS AND STOCK DIVIDENDS

29. What happens if the Company issues a stock dividend or declares a stock split?

          Any stock dividends or split shares distributed by the Company on shares credited to the account of a Participant under the Plan will be added to the Participant's account. Stock dividends or split shares distributed on shares held directly by the Participant and registered in the name of the Participant will be mailed directly to the Participant in the same manner as to shareholders who are not participating in the Plan.

SHAREHOLDER VOTING

30. How will a Participant's shares be voted at meetings of shareholders?

          For each meeting of stockholders, a Participant directly owning shares registered in his or her name will receive proxy material that will enable the Participant to vote both the shares registered in the Participant's name directly and shares credited to the Participant's Plan account. If the Participant does not directly own shares registered in his or her name, he or she will receive a proxy covering his or her Plan Shares through his broker, bank or other nominee. If a Participant elects, he or she may vote his or her shares, including all whole Plan Shares held for his or her account under the Plan, in person at the stockholders' meeting.

OTHER INFORMATION

31. What is the responsibility of the Company and the Agent under the Plan?

          In acting under the terms and conditions of the Plan as described herein, neither the Company nor the Agent shall be liable for any act done in good faith or for any good faith omission to act including, without limitation, any claim or liability arising out of failure to terminate a Participant's account upon such Participant's death prior to receipt of notice by the Agent in writing of such death. In addition, neither the Company nor the Agent will be liable with respect to the prices at which shares are deemed acquired for a Participant's Plan account or the times when such acquisitions are made or with respect to any fluctuation in the market value before or after acquisitions of shares. The Company shall have the right to decide in its sole discretion any questions of interpretation or administration of the Plan.

          Neither Southern California Water Company nor First
Interstate Bank of California can assure a participant of a profit or protect a participant against a loss on the shares purchased under the Plan.

32.  May the Plan be changed or discontinued?

          The Company may for any reason terminate, suspend or modify any provision of the Plan at any time by written notice to all Participants. Notice shall be mailed to Participants at the addresses shown on their accounts or at a more recent address as furnished to the Agent by a Participant.

          In the event the Company changes the Agent, all references to the Agent shall thereafter mean the successor Agent as designated by the Company.

FEDERAL INCOME TAX INFORMATION

33. What are the federal income tax consequences of participation in the Plan?

          In general, Participants have the same federal income tax obligations with respect to their dividends as do holders of Common Shares who are not participating in the Plan. This means that generally the cash dividends otherwise payable to a Participant will be taxable as if received even though the Participant does not actually receive them in cash but, instead, receives Common Shares under the Plan.

          A Participant will not realize any taxable income when the Participant receives certificates for whole shares credited to the Participant's account under the Plan, either upon the Participant's request for certificates for certain of those shares or upon withdrawal from or termination of the Plan. However, a Participant who receives, upon withdrawal from or termination of the Plan, a cash adjustment for a fractional share credited to the Participant's account will realize a gain or loss. Gain or loss will also be realized by the shareholder when whole shares are sold by the shareholder after withdrawal from the Plan. The amount of such gain or loss will be the difference between the amount which the shareholder receives for the shareholders whole or fractional shares, and the shareholder's tax basis thereof.

          The foregoing is only an outline of the applicable federal tax provisions. In addition, there may be tax considerations under state, foreign and local laws applicable to Participants.

          Shareholders considering participating in the Plan are urged to consult their own tax advisors.

                         USE OF PROCEEDS

          The Company has no basis for estimating either the number of Common Shares that will ultimately be sold by it pursuant to the Plan or the prices at which such shares will be sold. However, the Company proposes to use the net proceeds from the sale of such shares for the reimbursement of moneys actually expended from income, or from other moneys in the Company's treasury and for construction, completion, extension or improvement of the Company's facilities.

                  DESCRIPTION OF COMMON SHARES

          The Company's authorized capital stock consists of 10,000,000 Common Shares, $5 par value, and two classes of Preferred Shares, consisting of 150,000 Preferred Shares, $100 par value, and 92,800 Preferred Shares, $25 par value. As of September 30, 1992, there were outstanding 3,318,012 Common Shares and 92,800 $25 Preferred Shares (of which 28,800 shares are subject to mandatory redemption). There were no $100 Preferred Shares outstanding.

          The following statements are brief summaries of certain information relating to the Company's Common Shares and its rights and limitations, including those resulting from provisions of the Company's debt instruments. For a more complete statement thereof, reference is made to the Company's Restated Articles of Incorporation, the terms of its debt instruments and the laws of the State of California.

          Dividend Rights. Subject to the preferential dividend rights of holders of the Company's Preferred Shares, dividends on the Common Shares are payable when and as declared by the Board of Directors out of funds legally available for dividends.

          The Company's Restated Articles of Incorporation provide that no dividend, other than dividends payable in stock of the Company, may be declared on the Common Shares which, after giving effect to such declaration, would cause the Company's Common Equity to be less than 25% of the Total Capitalization, as such terms are defined therein. Common Equity under this formula as of September 30, 1992 was 50.2% of Total Capitalization. The payment of dividends on the Common Shares is also restricted under various debt instruments which have been issued. Under the most restrictive provision, the amount of earned surplus available for dividends on the Common Shares as of September 30, 1992 was $9,603,000. Dividends on the $25 Preferred Shares are cumulative, so that if full dividends, in respect of any previous quarter, have not been paid on, or declared and set apart for, all $25 Preferred Shares at the time outstanding, or if the Company is in default in any $25 Preferred Share sinking fund requirement, the deficiency must be fully paid for such shares before any dividend can be paid on the Common Shares.

          Voting Rights. Each holder of Common Shares is entitled to one-fifth of one vote for each share held as of the applicable record date. The holder of each $25 Preferred Share is entitled to one vote for each share held as of the applicable record date. If, at any time, four quarterly dividends (whether or not consecutive) which have accrued on shares of any series of $25 Preferred Shares are in arrears, then at the annual meeting of shareholders next following such dividend default, or at a special meeting called on the written request of the holders of not less than 10% of the then outstanding shares of such class, the holders of the outstanding shares of such class are entitled, voting separately as a class, to elect the smallest number of directors of the Company which constitutes a majority of the authorized number of such directors.

          In addition, it is provided in the Restated Articles of Incorporation with respect to the $25 Preferred Shares as a class that the Company may not take certain actions which may adversely affect their interests without the approval of two-thirds (), or in certain instances a majority, of the outstanding shares of that class. Actions with respect to which such approval is required (in some instances only if the proposed action does not satisfy certain tests) include, as examples (i) alterations in the preferences, voting powers and other rights of such class of Preferred Shares, (ii) authorization or issuance of any shares of any class prior to such class of Preferred Shares, (iii) reclassification of any shares into shares ranking prior to such class of Preferred Shares, (iv) the sale, conveyance, leasing or other disposition of all or substantially all of the Company's assets, properties or business and (v) consolidation or merger with or into any other corporation.

          Pre-emptive Rights. No holder of shares of any class of the Company's capital stock is entitled, as a right, to subscribe for or to purchase any additional shares of capital stock of the Company.

          Liability for Assessments. Upon their issuance and sale as contemplated hereby, the Common Shares will be fully paid and non-assessable.

          Liquidation Rights. After there shall have been paid in cash the full amounts to which the $25 Preferred Shares are entitled upon liquidation, voluntary or involuntary ($25 per share), the holders of the Company's Common Shares are entitled to receive pro rata all remaining assets of the Company available for distribution.

                          LEGAL MATTERS

          O'Melveny & Myers, Los Angeles, California, counsel for the Company, has delivered an opinion to the effect that the Common Shares will be validly issued, fully paid and non-assessable. Mr. R. Bradbury Clark, a director of the Company, is a retired partner in O'Melveny & Myers.

                             EXPERTS

          The financial statements and schedules incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen & Co., independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

          No person has been authorized to give any information or to make any representations not contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company.
This Prospectus is not an offer to sell or a solicitation of an offer to buy any securities other than those specifically offered hereby, nor does it constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.

TABLE OF CONTENTS
                                                       Page
Available Information                                     6
Incorporation of Certain Documents by Reference           7
The Company                                               7
Description of the Plan                                   7
     Purpose                                              8
     Advantages                                           8
     Administration                                       8
     Participation                                        9
     Optional Cash Payments                              11
     Costs                                               12
     Purchases                                           12
     Reports to Participants                             13
     Dividends                                           14
     Certificates for Shares                             14
     Withdrawal from the Plan                            14
     Termination of Individual Participation             15
     Rights                                              16
     Stock Splits and Stock Dividends                    16
     Shareholder Voting                                  16
     Other Information                                   17
     Federal Income Tax Information                      17
Use of Proceeds                                          18
Description of Common Shares                             18
Legal Matters                                            19
Experts                                                  19


          Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company or its subsidiaries since the date hereof.

                              SCWC



                Southern California Water Company

                    ________________________

                      Dividend Reinvestment
                        and Common Share
                          Purchase Plan
                    ________________________

                      100,000 Common Shares

                         ($5 par value)



                        February 8, 1993

                             PART II

           INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

          Section 317 of the General Corporation Law of California provides that a corporation has the power, and in some cases is required, to indemnify an agent, including a director or officer, who was or is a party or is threatened to be made a party to any proceeding, against certain expenses, judgements, fines, settlements and other amounts under certain circumstances.
Article VI of the Registrant's Bylaws provides for the indemnification of directors, officers and agents as allowed by statute. In addition, the Registrant has purchased directors and officers insurance policies which provide insurance against certain liabilities for directors and officers.

ITEM 16.  EXHIBITS

          See Exhibit Index.

ITEM 17.  UNDERTAKINGS

          The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i)  To include any prospectus required by Section
          10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to
Section 13 (a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                           SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Dimas, State of California, on August 13, 1998.

                              AMERICAN STATES WATER COMPANY


                              By:    /s/  McClellan Harris III
                                     -------------------------
                              Name:  McClellan Harris III
                              Title: Vice President-Finance, Chief
                                     Financial Officer, Treasurer
                                     and Secretary

          Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to Registration
Statement has been signed below by the following persons in the capacities and on the dates indicated.

          Each person whose signature appears below authorizes Floyd E. Wicks and McClellan Harris III, and each of them, as attorneys-in-fact, to sign any amendment, including post-effective amendments, to this Registration Statement on his or behalf, individually and in each capacity stated below, and to file any such amendment.

Signature             Title                      Date

Floyd E. Wicks        /s/  Floyd E. Wicks        August 13, 1998
                      ----------------------
                      Principal Executive
                      Officer; President, Chief
                      Executive Officer and
                      Director

McClellan Harris III  /s/  McClellan Harris III  August 13, 1998
                      ----------------------
                      Principal Financial
                      Officer and Principal
                      Accounting Officer; Vice
                      President - Finance,
                      Chief Financial Officer,
                      Treasurer and Secretary

William V. Caveney    /s/  William V. Caveney    August 13, 1998
                      ------------------------
                      Chairman of the Board and
                      Director

James L. Anderson     /s/  James L. Anderson     August 13, 1998
                      ------------------------
                      Director

Jean E. Auer          /s/  Jean E. Auer          August 13, 1998
                      ------------------------

                      Director

N.P. Dodge, Jr.       /s/  N.P. Dodge, Jr.       August 13, 1998
                      ------------------------
                      Director

Robert F. Kathol      /s/  Robert F. Kathol      August 13, 1998
                      ------------------------
                      Director

Lloyd E. Ross         /s/  Lloyd E. Ross         August 13, 1998
                      ------------------------
                        Director


                      EXHIBIT INDEX

Exhibit
Number                      Description

2. Agreement and Plan of Merger (Incorporated by reference to Registrant's Form 8-K. Commission File No. 333-
       47647).

3.1    Restated Articles of Incorporation of Registrant.
       (Incorporated by reference to Exhibit 3.1 to Registrant's
       Post-Effective Amendment No. 1 to Form S-8 (No. 33-71226).)

3.2    Bylaws of Registrant. (Incorporated by reference to Exhibit
       3.2 to Registrant's Post-Effective Amendment No. 1 to Form
       S-8 (No. 33-71226).)

23.1   Consent of Arthur Andersen LLP.

23.2   Opinion of O'Melveny & Myers LLP.

24. Power of Attorney (Included on signature paged filed in Part II).

